Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is made this 11th day of November,  2019, by and between,  Magellan Health, Inc. (the “Company”) and Daniel N. Gregoire (“Executive”).

WHEREAS, Executive  is party to that certain Employment Agreement by and between the Company and Executive, dated as of January 17, 2005, as amended (the “Employment Agreement”), pursuant to which Executive currently serves as the Executive Vice President, General Counsel and Secretary of the Company; and

WHEREAS, effective as of the Transition Date (as defined below), Executive will voluntarily resign his position as Executive Vice President, General Counsel and Secretary of the Company, and following the Transition Date, Executive will serve as Senior Vice President, Special Counsel of the Company and perform transition services for the Company during the Term (as defined below) on an as-needed basis, to, among other things, facilitate a smooth transition of his duties to a successor General Counsel.

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and Executive hereby agree as follows:

1.          Employment Term.

(a)         Term.  Executive acknowledges and agrees that effective as of December 31, 2019 (the “Transition Date”), Executive shall  resign as Executive Vice President, General Counsel and Secretary of the Company. For the period commencing on January 1, 2020 and ending on March 31, 2020, unless earlier terminated in accordance with this Agreement (the “Term”), Executive shall remain employed by the Company on a part-time basis and shall serve as Senior Vice President, Special Counsel of the Company, pursuant to the terms and conditions of this Agreement, reporting to the Chief Executive Officer of the Company (the “CEO”).

(b)         Duties.  During the Term, Executive shall provide such services as reasonably requested by the Company, for a maximum of fifteen (15) hours per month by phone, video or email,  including, but not limited to, (i) cooperating with the Company in good faith to recruit and transition Executive’s former duties and responsibilities to a successor General Counsel, and (ii) providing advice to the Company’s Chief Executive Officer and its direct reports, the Company’s successor General Counsel and the Company’s legal and compliance team.  For the avoidance of doubt, the Company shall not require Executive to travel during the Term.

(c)         Compensation and Benefits.

(i)          Base Salary.  During the Term, Executive shall earn a base salary of $10,000 per month, payable in substantially equal installments on the Company’s regular payroll dates, less applicable withholding taxes.

(ii)         Annual Bonus.  Executive shall remain eligible to receive Executive’s annual bonus under the Company’s 2019 Incentive Compensation Plan (the “Incentive Plan”) for the 2019 fiscal year, and shall be paid a bonus at a target of 65% of his current 2019 base salary based upon and subject to the achievement by the Company of the applicable performance goals as determined by the Company’s Board of Directors (the “Board”) and payable at the same time annual bonuses are generally paid under the Incentive Plan to similarly situated executive officers. The parties hereto acknowledge and agree that Executive shall not be eligible to receive an annual bonus under the Incentive Plan for the 2020 fiscal year.

(iii)       Health Benefits.  During the Term, Executive shall be entitled to continue to participate in the Company’s health and welfare benefit plans (excluding severance plans or policies) commensurate with other similarly situated senior level executives of the Company, subject to the terms and conditions of such plans, or, alternatively, to receive a cash payment equal to an amount that, after all applicable taxes are paid, is equal to the amount of the employee portion of the monthly COBRA premiums incurred by Executive; provided, that, in the event Executive’s employment is terminated by the Company for Cause (as defined in Section 6(b) of the Employment Agreement) or Executive resigns for any reason other than the reasons described in Section 2(b), prior to the expiration of the Term, Executive’s entitlement to participate in the Company’s health and welfare benefit plans, or to receive such monthly cash payments in respect thereof, shall cease as of the last calendar day of the month in which such termination of employment occurs.

(iv)        Retirement Policy and Equity Grants.  Executive shall be deemed to have retired for purposes of the Company’s Retirement Policy Applicable to Employee Long-Term Incentive Awards (the “Retirement Policy”) and shall be entitled to continued vesting and extended exercise periods for outstanding equity awards as further set forth under the terms and conditions of the Retirement Policy; provided, that (i) Executive remains employed through March 31, 2020 or (ii) Executive’s employment is terminated: (a) by the Company without Cause, (b) by employee as provided in Section 2(b) or due to his death prior to March 31, 2020.  Excutive’s outstanding equity awards due to vest in March 2020 shall vest on the dates provided in such equity grants.

2.          Termination.

(a)         Termination for Cause or Resignation for any Reason.  In the event the Company terminates Executive’s employment for Cause or Executive resigns his employment for any reason other than by material breach by the Company of this Agreement during the Term (such date, the “Termination Date”),  Executive shall be entitled to receive: (i) any base salary earned but unpaid through the Termination Date,  (ii) reimbursement of expenses incurred by Executive through the Termination Date which are reimbursable pursuant to the Company’s reimbursement policy and (iii) the Executive’s vested portion of any Company deferred compensation or other benefit plan and other benefits mandated by law ((i) through (iii), “Accrued Rights”).

(b)         Termination without Cause by the Company, Termination by Executive due to Material Breach of the Agreement by the Company, or due to the Death of Executive.  In the event: (a) the Company terminates Executive’s employment without Cause, (b) Executive terminates this Agreement following a material breach by the Company, or (c) the death of Executive at any time during the Term, Executive (or his estate) shall be entitled to receive the Accrued Rights and, subject to Executive’s (or his estate’s) execution,  delivery and non-revocation of a  release of claims in a form to be provided by the Company within thirty  (30) following the Termination Date,: (i) payment in a lump sum of Executive’s base salary through the remainder of the Term, payable on the next regularly scheduled payroll date following the thirtieth (30th) day after the Termination Date;  and (ii) the payments and benefits set forth in Sections 1(c)(ii), (iii) and (iv) of this Agreement.  Section 6(e) of the Employment Agreement shall continue to apply during the Term and is incorporated herein by reference.

3.          Sole Payments and Benefits.  The payments and benefits set forth herein shall be the sole and exclusive payments and benefits to which Executive shall be entitled for the Term and in respect of Executive’s termination of employment with the Company.

4.          Restrictive Covenants/Surviving Provisions.  The restrictive covenant provisions and related obligations set forth in Sections 7 through 9 of the Employment Agreement are incorporated herein by reference and shall continue to apply during and after the Term (with the end of the Term serving as termination of Executive’s employment) in accordance with the terms thereof.

5.          Other Provisions.  In addition, Sections 11 through  13 and 15 through 18 of the Employment Agreement and Section 3 of the Amendment to Employment Agreement dated July 28, 2006 (including any definitions used therein) shall survive the Term and are expressly incorporated into this Agreement.

6.          Withholding Taxes.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

7.          Indemnification.  The Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by Delaware law for Executive’s service during the Term as Senior Vice President, Special Counsel of the Company, including without limitation the advancement of legal fees and defense and other costs.

8.          Entire Agreement/Amendments.  Except for the provisions of the Employment Agreement that survive or are expressly incorporated into this Agreement, Executive acknowledges that this Agreement contains the entire understanding of the parties with respect to the subject matter hereto and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, between the parties with respect thereto, including any prior offer letters or employment agreements,.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

9.          Notice.  All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Executive:        To the last address shown on records of the Company.

If to the Company:         Magellan Health, Inc.

55 Nod Road

Avon, CT 06001

Attention: Chief Executive Officer

10.        Section 409A.

(a)         The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)         For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A  upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.  If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

11.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MAGELLAN HEALTH, INC.

By:	/s/ Barry Smith
Name:	Barry Smith
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Daniel N. Gregoire
Daniel N. Gregoire